UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 8, 2008

Hostopia.com Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-135533	65-1036866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 East Broward Blvd., Suite 1650 Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (954) 463-3080

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	None.

(b)	None.

 (c)           Effective February 8, 2008, the Company appointed Peter Kostandenou, age 37, to serve as the Company’s Chief Operating Officer. Immediately prior to his appointment as Chief Operating Officer, Mr. Kostandenou served as Vice President of Customer Care of the Company from December 2006 until February 2008, and was Director of Customer Care from November 2005 until December 2006. From June 2003 until November 2005, he was a private investor. During the time period September 2000 until June 2003, he founded and was president of 1567550 Ontario Inc. (o/a OpenBox Liquidations). As compensation for his services as Chief Operating Officer, Mr. Kostandenou will receive a base salary of Cdn$100,000 and be granted stock options to purchase 50,000 shares of the Company’s common stock (“Stock Options”). The Stock Options shall vest according to the following schedule: 16,666 of such Stock Options shall vest on August 22, 2009 and 16,667 of such Stock Options shall vest on each of the second and third anniversaries of Mr. Kostandenou’s employment. Additionally, the Stock Options granted to Mr. Kostandenou are subject to the additional condition that 25,000 of such Stock Options shall not vest unless the Company attains certain performance goals. The exercise price of the Stock Options was set as of the close of business on February 22, 2008. Mr. Kostandenou will be entitled to participate in all equity-based compensation plans offered by the Company and as determined by the Board of Directors. There are no family relationships between Mr. Kostandenou and any of our directors or other executive officers. Mr. Kostandenou is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 401(d) or Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hostopia.com Inc.
By:	/s/ Michael Mugan
Name: Michael Mugan Title: Chief Financial Officer

Date: March 14, 2008